Exhibit 10.10

SCHLAGE LOCK COMPANY LLC
SUPPLEMENTAL PENSION PLAN

Effective as of the Effective Date
as defined in the Separation and Distribution Agreement
by and between Ingersoll-Rand plc and Allegion plc

SCHLAGE LOCK COMPANY LLC
SUPPLEMENTAL PENSION PLAN
TABLE OF CONTENTS

INTRODUCTION    1

SECTION 1 — SUPPLEMENTAL PLAN BENEFITS    3

1.1    Excess Pension Benefit    3
1.2    Benefit Accrual under Qualified Pension Plan    4
1.3    Special Rule for Certain Former Employees of the Ingersoll-Rand Group    4

SECTION 2 — VESTING    4

2.1    Vesting    4

SECTION 3 — DISTRIBUTIONS    4

3.1    Time and Form of Benefit Payment.    4
3.2    Payments to Beneficiaries.    5
3.3    Withholding    5
3.4    Loans.    5

SECTION 4 — COMPANY OBLIGATIONS    5

4.1    Funding    5
4.2    Company Obligation    5

SECTION 5 — CHANGE IN CONTROL    6

5.1    Change in Control    6
5.2    Contributions to Trust    6
5.3    Amendments    6

SECTION 6 — MISCELLANEOUS    6

6.1    Amendment and Termination    6
6.2    No Contract of Employment    6
6.3    Compensation Committee    6
6.4    Entire Agreement; Successors    7
6.5    Severability    7
6.6    Application of Plan Provisions    7
6.7    Governing Laws    7

i

6.8    Participant as General Creditor.    7
6.9    Nonassignability    8

APPENDIX I    9

ii

INTRODUCTION

Schlage Lock Company LLC (the “Company”) maintains the Schlage Lock Company LLC Pension Plan (the “Qualified Pension Plan”) for U.S. salaried employees employed by the Company and certain affiliates of the Company (the “Employees”), under which benefits are subject to plan qualification limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The Company recognizes that in certain circumstances it is desirable to provide pension benefits to Employees that are supplemental to those provided by the Qualified Pension Plan. The circumstances in which supplemental benefits will be paid are:

•
when the limitation on benefits payable under the Company’s Qualified Pension Plan, as specified in Section 415 of the Code (the “Section 415 Limits”), reduces the benefit otherwise payable under the Qualified Pension Plan;

•
when the limitation on the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan, as specified in Section 401(a)(17) of the Code (the “Section 401(a)(17) Limit”), reduces the benefit otherwise payable under the Qualified Pension Plan; and

•
when the amount of compensation that may be taken into account in determining benefits under the Qualified Pension Plan due to deferrals under the Schlage Lock Company LLC Executive Deferred Compensation Plan (the “Deferral Plan”) further reduces the benefit otherwise payable under the Qualified Pension Plan.

The Company hereby adopts this Schlage Lock Company LLC Supplemental Pension Plan (the “Supplemental Pension Plan”), effective as of the “Effective Date,” as defined in the Separation and Distribution Agreement by and between Ingersoll-Rand plc and Allegion plc (the “Distribution Agreement”), to provide the supplemental pension benefits described above.

As part of the spinoff of Allegion plc and its subsidiaries from Ingersoll-Rand plc, the Company has assumed the obligation to pay supplemental retirement benefits accrued by the Employees prior to the Effective Date under the Ingersoll-Rand Company Supplemental Pension Plan and the Ingersoll-Rand Company Supplemental Pension Plan II (collectively, the “Predecessor Plans”). In addition, the Company has assumed the obligation to pay the benefits accrued under the Predecessor Plan(s) by “Former Allegion Group Employees,” as defined in the Employee Matters Agreement by and between Ingersoll-Rand plc and Allegion plc that have not been paid as of the Effective Date. Thus, any benefits accrued by the Employees or such Former Allegion Group Employees under the Predecessor Plans prior to the Effective Date shall be included in the benefits payable under this Supplemental Pension Plan. The time and form of payment under this Supplemental Pension Plan are the same as under the Predecessor Plans and the other terms of this Supplemental Pension Plan are substantially identical to those provided under the Predecessor Plans.

It is intended that this Supplemental Pension Plan be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

All capitalized terms that are not otherwise defined herein shall have the same meaning as under the Qualified Pension Plan. To the extent that Section 409A of the Code applies to this Supplemental Pension Plan, the terms of this Supplemental Pension Plan are intended to comply with Section 409A of the Code and any regulations or other administrative guidance issued thereunder, and such terms shall be interpreted and administered in accordance therewith.

SECTION 1
SUPPLEMENTAL PLAN BENEFITS

1.1
Excess Pension Benefit. An Employee shall be entitled to a benefit under this Supplemental Pension Plan only if his or her benefit determined under the provisions of the Qualified Pension Plan is less than the amount such benefit would have been if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation in excess of the Section 401(a)(17) Limit, or (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan.

If an Employee’s benefit from the Qualified Pension Plan is reduced as a result of any of the conditions described in the preceding paragraph, the benefit to which the Employee shall be entitled under this Supplemental Pension Plan shall be equal to (a) minus (b) where (a) is:

the benefit that would have been payable under the terms of the Qualified Pension Plan, as a single life annuity with benefits payable monthly, if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation in excess of the Section 401(a)(17) Limit, (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan or IR’s Deferral Plan (and did not exclude compensation deferred under the IR Executive Deferred Compensation Plan II), (iv) the definition of Compensation specified under the Qualified Pension Plan excluded commissions earned after December 31, 2009, and (v) the definition of Compensation specified under the Qualified Pension Plan excluded compensation earned by an Employee of Trane U.S. Inc., and its subsidiaries before January 1, 2010; and

where (b) is:	the benefit actually payable as a single life annuity to the Employee under the terms of the Qualified Pension Plan.

For purposes of this Section 1.1, the single life annuity payable under the terms of the Qualified Pension Plan shall be determined as of the Employee’s Determination Date. The Determination Date shall be the first date following the Employee’s separation from service (determined under the general rules under Section 409A of the Code) on which the Employee becomes eligible (or would have become eligible if the Employee’s termination of service under the Qualified Pension Plan had occurred on the date of such separation from service) to begin receiving payment of benefits under the Qualified Pension Plan, whether or not the Employee begins receiving benefits under the Qualified Pension Plan on that date.

Notwithstanding the terms of subparagraph (a), if an Employee elected by the Board of Directors of the Company as an officer of the Company has attained age 62, the amount determined under subparagraph (a) shall be determined without regard to any reduction under the terms of the Qualified Pension Plan by reason of the Employee’s Determination Date preceding his Normal Retirement Date under the Qualified Pension Plan.

1.2
Benefit Accrual under Qualified Pension Plan. Except as provided in Section 1.3, an Employee shall be entitled to a benefit under this Supplemental Pension Plan only with respect to periods of service for which such Employee has accrued a benefit under the Qualified Pension Plan.

1.3
Special Rule for Certain Former Employees of the Ingersoll-Rand Group. Notwithstanding Section 1.2, any Former Allegion Group Employee who had a separation from service (as determined under the general rules under Section 409A of the Code) prior to the Effective Date and had not received payment of his benefit(s) under the Predecessor Plan(s) prior to the Effective Date shall be entitled to receive such benefit(s) under this Supplemental Pension Plan. The benefit(s) shall be paid at the time provided for under Section 3.1(a), provided, however, that such Former Allegion Group Employee’s separation from service shall be determined with respect to his separation from service prior to the Effective Date.

SECTION 2
VESTING

2.1	Vesting. An Employee shall be vested in the benefit provided under Section 1.1 of this Supplemental Pension Plan in accordance with the vesting provisions of the Qualified Pension Plan.

SECTION 3
DISTRIBUTIONS

3.1    Time and Form of Benefit Payment.

(a)
Benefits under this Supplemental Pension Plan that are vested in accordance with Section 2.1 shall be payable solely in the form of a lump sum on the date (the “Payment Date”) that is the later of (1) the first business day of the first calendar year following the date of the Employee’s separation from service (as determined under the general rules under Section 409A of the Code), or (2) the first business day that is six months after the date of such separation from service.

(b)
The lump sum amount payable to an Employee under Section 3.1(a), shall be the lump sum value of the single life annuity determined under Section 1.1 hereof as of the Employee’s Determination Date. For purposes of this Section 3.1, the lump sum value shall be determined in the same manner as lump sum distributions are determined under the Qualified Pension Plan as of the Employee’s Determination Date. Such benefit shall be paid on the Employee’s Payment Date, together with interest accrued thereon from the Determination Date until the Payment Date at the interest rate equal to the average of the monthly rates for ten year Constant Maturities for US Treasury Securities for the twelve month period immediately preceding the month prior to the month in which the Employee’s Determination Date occurred, as published in Federal Reserve statistical release H.15(519).

3.2
Payments to Beneficiaries. In the event that an Employee dies prior to the Payment Date, the benefit determined under Sections 1.1 and 3.1 shall be payable to the Employee’s beneficiary(ies) who were designated under the Qualified Pension Plan thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter. If the Employee has no beneficiaries under the Qualified Pension Plan, then the Employee’s beneficiary under the Schlage Lock Company LLC Employee Savings Plans (“ESP”) shall be the beneficiary. If the Employee has no beneficiary under the Qualified Pension Plan or the ESP, the Employee’s estate shall be the beneficiary.

3.3
Withholding. The Company shall be entitled to withhold from the payment due under this Supplemental Pension Plan any and all taxes of any nature required by any government to be withheld from such payment.

3.4	Loans. No loans to Employees shall be permitted under this Supplemental Pension Plan.

SECTION 4
COMPANY OBLIGATION

4.1	Funding. Except as provided in Section 5.2 hereof, neither the Company nor any affiliate of the Company shall have any obligation to fund the benefit that an Employee earns under the Program.

4.2
Company Obligation. Notwithstanding the provisions of any trust agreement or similar funding vehicle to the contrary, the Company shall remain obligated to pay benefits under the Program. Nothing in the Program or any trust agreement shall relieve the Company of its liabilities to pay benefits under the Program except to the extent that such liabilities are met by the distribution of trust assets.

SECTION 5
CHANGE IN CONTROL

5.1
Change in Control. “Change in Control” shall have the same meaning as such term is defined in the Allegion plc Incentive Stock Plan of 2013 or any successor or replacement plan thereto, unless a different definition is used for purposes of a change in control event in any severance or employment agreement between the Company or any affiliate of the Company and the Employee.

5.2
Contributions to Trust. In the event that a Change in Control has occurred, the Company shall be obligated to contribute to a grantor trust (which may include a pre-existing grantor trust established to enable the Company to satisfy its nonqualified benefit obligations) an amount necessary to fund the accrued benefit earned by the Employee under the Program (assuming immediate benefit commencement) determined as of the last day of the calendar month immediately preceding the date the Board of Directors of Allegion plc (or if Allegion plc is a subsidiary of any other company, of the ultimate parent company) determines that a Change in Control has occurred. Notwithstanding the foregoing, no contribution to which Code Section 409A(b)(3) applies shall be made to the trust with respect to the benefits owed to any Employee.

5.3	Amendments. This Supplemental Pension Plan may not be amended for two years following a Change in Control of Allegion plc.

SECTION 6
MISCELLANEOUS

6.1
Amendment and Termination. Except as provided in Section 5.3, this Supplemental Pension Plan may, at any time and from time to time, be amended or terminated, without consent of any Employee or beneficiary (i) by the Board of Directors of Allegion plc (or if Allegion plc is a subsidiary of any other company, of the ultimate parent company) or the Compensation Committee (as described in Section 6.3), or (ii) in the case of amendments which do not materially modify the provisions hereof, the Company’s Administrative Committee (as described in Section 6.3), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Pension Plan as of the date of termination or amendment.

6.2
No Contract of Employment. The establishment of this Supplemental Pension Plan or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its affiliates, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Pension Plan had never been adopted.

6.3
Compensation Committee. This Supplemental Pension Plan shall be administered by the Compensation Committee appointed by the Board of Directors of Allegion plc, or any successor committee appointed by the Board of Directors of Allegion plc (or, if

Allegion plc is a subsidiary of any other company, of the ultimate parent company) (the “Compensation Committee”). The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Pension Plan in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Pension Plan by an Employee or beneficiary shall be stated in writing by the Administrative Committee in accordance with the claims procedures annexed hereto as Appendix I.

6.4
Entire Agreement; Successors. This Supplemental Pension Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Pension Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Pension Plan and any amendment shall be binding on the Company and the Employee and their respective heirs, administrators, trustees, successors, and assigns, including but not limited to, any successors to the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

6.5
Severability. If any provision of this Supplemental Pension Plan shall to any extent be invalid or unenforceable, the remainder of the Supplemental Pension Plan shall not be affected thereby, and each provision of the Supplemental Pension Plan shall be valid and enforced to the fullest extent permitted by law.

6.6
Application of Plan Provisions. All relevant provisions of the Qualified Pension Plans, to the extent not inconsistent with Section 409A of the Code, shall apply to the extent applicable to the contractual obligations of the Company under this Supplemental Pension Plan. With respect to any Employee, the applicable provisions shall be those of the Qualified Pension Plan in which the Employee participates. Benefits provided under the Supplemental Pension Plan are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees, or any other compensation payable to the Employee by the Company, or by any subsidiary, or affiliate of the Company.

6.7	Governing Laws. Except as preempted by federal law, the laws of the state of Delaware shall govern this Supplemental Pension Plan.

6.8
Participant as General Creditor. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Pension Plan shall have any interest in such investment or reserve. This Supplemental Pension Plan shall be unfunded for federal tax purposes. To the extent that any person acquires a right to receive benefits under this Supplemental Pension Plan, such rights shall be no greater than the right of any, unsecured general creditor of the Company.

6.9
Nonassignability. The right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or other legal process for the debts of such Employee or beneficiary, nor shall any such benefit be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized representative this _____ day of _______________, 2013.
SCHLAGE LOCK COMPANY LLC

By:
Barbara A. Santoro
Secretary

APPENDIX I

Claim Procedures
Employees, their beneficiaries, if applicable, or any individual duly authorized by them, shall have the right under the Plan and the Employee Retirement Income Security Act of 1974, as amended (ERISA), to file a written claim for benefits from the Plan in the event of a dispute over such Employee’s entitlement to benefits. All claims must be submitted to the Administrative Committee, or its delegate, in writing and within one year of the date on which the lump sum payment was made or allegedly should have been made. For all other claims, the date on which the action complained of occurred.

Timing of Claim Decision
If an Employee’s claim is denied, in whole or in part, the Administrative Committee, or its delegate, will give the Employee (or his or her representative) a written (or electronic) notice of the decision within 90 days after the Employee’s claim is received by the Administrative Committee, or its delegate, or within 180 days if special circumstances require an extension of time with respect to a determination of the claim. If the claim for benefits relates to disability benefits, the Employee (or his or her representative) will be given a written (or electronic) notice within 45 days after his or her claim is received by the Administrative Committee, or its delegate, unless special circumstances require an extension of time. The Administrative Committee, or its delegate, may extend the period no more than twice for up to 30 days for each extension to make a determination of a disability benefit claim. The Employee (or his or her representative) will be notified if any extensions are required, the special circumstances requiring an extension, and the date a determination is expected. If any additional information is needed to process an Employee’s claim for disability benefit claim, the Employee will be advised of the additional information that is needed and the standards on which the benefit entitlement is based, and he or she will have at least 45 days to provide the needed information. Failure to provide additional requested information may result in the denial of the claim.

Notice of Claim Denial

If the Employee is denied a claim for benefits, the Administrative Committee, or its delegate, will provide such Employee with a written or electronic notice setting forth:

1.The specific reason(s) for the denial;
2.Specific reference(s) to pertinent Plan provisions upon which the denial is based;

3.	A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary;

4.
A description of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a the exhaustion of the Plans’ administrative process;

5.
If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule, guideline, protocol or other criteria will be described, or the notice will include a statement that a copy of such rule, guideline, protocol or other criteria will be provided free of charge upon request; and,

6.A statement that you have the right to appeal the decision.

Appeal of Claim Denial
The Employee (or his or her representative) may request a review of a denial of a claim to the Administrative Committee, or its delegate, by filing a written application for review within 60 days (or, for disability claims, 180 days) after his or her receipt of the written notice of the denial of the claim. The filing of an appeal is mandatory if the Employee later determines that he or she wants to initiate a lawsuit under ERISA Section 502(a). The Administrative Committee, or its delegate, will conduct a full and fair review of the claim denial. The review shall:

1.	Not afford deference to the initial adverse benefit determination,

2.	Provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the appeal, if applicable,

3.	Be conducted by someone that did not take part in the adverse determination under appeal and is not a subordinate of someone who did.
The Employee shall have the opportunity to submit written comments, documents, records and other information relating to his or her claim without regard to whether such information was submitted or considered in the initial benefit determination. The Administrative Committee will re-examine your claim, along with all comments, documents, records and other information that you submit relating to the claim, regardless of whether or not it was submitted or considered in the initial determination. In deciding an appeal that is based in whole or in part on a medical judgment, the decision maker shall consult with a health care professional who has appropriate experience in the field of medicine and who was not consulted in connection with the initial adverse determination and is not the subordinate of someone who did.

Timing of Decision on Appeal

The Administrative Committee, or its delegate, shall notify the Employee (or his or her representative) of the determination on review within 60 days (or, for disability claims, 45 days) after receipt of the Employee’s request for review, unless the Administrative Committee, or its delegate, determines that special circumstances require an extension. The extension may not be longer than 60 days (or, for disability claims, 45 days). The Employee (or his or her representative) shall be notified if any extension is required, the special circumstances requiring an extension and the date when a determination is expected before the end of the initial 60 day (for disability claims, 45 day) period. Subject to the Compensation Committee, the Administrative Committee’s, or its delegate’s, decision shall be final and binding on all parties.

Notice of Benefit Determination on Review of an Appeal

The Administrative Committee, or its delegate, will provide the Employee (or his or her representative) with a written or electronic notice of the determination on review and, if the claim on review is denied:

1.	The specific reason or reasons for the denial;
2.The specific Plan provision(s) on which the decision is based;

3.
A statement that the Employee is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim for benefits;

4.
If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule guideline, protocol or other criteria will be described, or the notice will include a statement that a copy of such rule, guideline, protocol or other criteria will be provided free of charge upon request; and

5.	A statement that the Employee shall have a right to bring a civil action under Section 502(a) of ERISA following exhaustion of the Plans’ administrative processes.

Discretionary Authority to Decide Claims and Appeals

The Administrative Committee, or its delegate, shall have full discretionary authority to determine eligibility under the Plan’s terms, to interpret and apply the terms and provisions of the Plans, to resolve discrepancies and ambiguities, and to make final decisions on the appeal by an Employee of an initial denied claim. Subject to Compensation Committee, the Administrative Committee’s, or its delegate’s, decision will be final and binding on all parties.

Right to File a Lawsuit Under ERISA

In the event an Employee’s appeal under a Plan is denied by the Administrative Committee, or its delegate, he or she shall have the right to file a lawsuit under ERISA Section 502(a). Any such lawsuit must be filed within 12 months of the appeal having been denied. Any lawsuit filed shall be governed by ERISA, or to the extent not preempted, the laws of the State of Delaware.